Exhibit (17)(a)
CONSENT OF RBC CAPITAL MARKETS, LLC
The Special Committee of The Board of Directors of Blue Owl Technology Finance Corp.
c/o Blue Owl Technology Finance Corp.
399 Park Ave., 38th Floor
New York, NY 10022
The Special Committee of The Board of Directors:
We understand that Blue Owl Technology Finance Corp. (the “Company”) has determined to include our opinion letter (the “Opinion”), dated November 12, 2024, to the Special Committee of the Board of Directors of the Company in Pre-Effective Amendment No. 1 to the Registration Statement (File No.: 333-283413) on Form N-14 (the “Registration Statement”) of the Company solely because such Opinion is included in the joint proxy statement/prospectus of the Company and Blue Owl Technology Finance Corp. II (“OTF II”), which forms a part of the Registration Statement to be delivered to the Company’s shareholders in connection with the proposed merger involving the Company, OTF II and Oriole Merger Sub Inc., a wholly owned direct subsidiary of the Company.
In connection therewith, we hereby consent to the inclusion of our Opinion as Annex B thereto, and references thereto under the headings “Questions and Answers About the Special Meetings and the Mergers”; “Summary of the Mergers—Risks Relating to the Mergers”; “Summary of the Mergers—Reasons for the Mergers–OTF”; “Risk Factors—Risks Relating to the Mergers”; “The Mergers—Background of the Mergers”; “The Mergers—Reasons for the Mergers–OTF”; “The Mergers—Opinions of the OTF Special Committee’s Financial Advisors”; and “Description of the Merger Agreement—Representations and Warranties” in the joint proxy statement/prospectus which form a part of the Registration Statement. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used therein, or that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ RBC CAPITAL MARKETS, LLC

RBC CAPITAL MARKETS, LLC
January 6, 2025